                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                              AVATEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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

                               AVATEX CORPORATION
                         5910 NORTH CENTRAL EXPRESSWAY
                                   SUITE 1780
                               DALLAS, TEXAS 75206

                                  JULY 28, 2000

To our Stockholders:

         You are cordially invited to attend the annual meeting of stockholders of Avatex Corporation to be held on Tuesday, September 19, 2000, in Washington, D.C., at 10:00 a.m.

         This booklet includes the formal notice of the meeting and our proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also gives you information about our Board of Directors and our director candidates.

         We want your shares to be represented at the meeting, and are pleased to add two new enhancements to our proxy solicitation process this year:

         1. In addition to the traditional proxy card, you may vote your shares via the Internet. Instructions for voting via the Internet are on your proxy card. You will need the "control number" imprinted on your proxy card.

         2. We are also offering you the opportunity to receive future proxy materials and annual reports electronically via the Internet. You can sign up by following the simple instructions on the Internet voting site. Receiving future annual reports and proxy statements through the Internet will be simpler for you and will save our company money. We hope you will follow these easy instructions and sign up.

         It is important for your shares to be represented at the meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the Internet or proxy card.

Very truly yours,

Abbey J. Butler                                   Melvyn J. Estrin
CO-CHAIRMAN OF THE BOARD                          CO-CHAIRMAN OF THE BOARD
AND CO-CHIEF EXECUTIVE OFFICER                    AND CO-CHIEF EXECUTIVE OFFICER

                               AVATEX CORPORATION
                         5910 North Central Expressway
                                   Suite 1780
                               Dallas, Texas 75206

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:             September 19, 2000

Time:             10:00 a.m.

Place:            Weil, Gotshal & Manges, LLP
                  1615 L Street, N.W.
                  Suite 700
                  Washington, D.C. 20036

Purpose:          1.      Elect three directors to our Board of Directors; and

                  2.      Conduct other business if properly raised.

         The record date for the meeting is July 28, 2000. This means that you must be a stockholder of record at the close of business on July 28, 2000 to vote at the meeting.

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY, OR VOTE YOUR SHARES BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

                                              By Order of the Board of Directors




                                              Robert H. Stone
                                              SECRETARY

Dallas, Texas
July 28, 2000

                               AVATEX CORPORATION
                        5910 North Central Expressway
                                   Suite 1780
                               Dallas, Texas 75206

                                 PROXY STATEMENT

INTRODUCTION

         We are providing this proxy statement to holders of Avatex Corporation Class A common stock in connection with the Board of Directors' solicitation of proxies for use at the annual meeting of stockholders, and when the meeting reconvenes if it is adjourned or postponed. We began mailing this proxy statement and the enclosed form of proxy on or about August 4, 2000.

VOTING INFORMATION

Who may vote:              Stockholders of record of Avatex Corporation, as
                           recorded in our stock register on July 28, 2000.

How to vote:               You may vote in person at the meeting or by proxy. We
                           recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work:          Our Board of Directors is asking for your proxy.
                           Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.
                           You may vote for all, some or none of our director candidates, or you may abstain from voting. If you give us your proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates.

How to vote
by proxy:                  You can vote by proxy in two different ways:

                           BY INTERNET: Go to www.proxyvote.com and follow the instructions. You will need the "control number" imprinted on your proxy card.

                           IN WRITING: Complete, date, sign and return the enclosed proxy card in the enclosed envelope.

                           If you hold your shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote. Please review the material to see if it offers telephone or Internet voting.

Confidentiality:           Your individual vote will be kept confidential from
                           us, unless special circumstances exist. For example, a copy of your proxy card may be sent to us if you write comments on it or if you hold shares through a broker that is not a client of ADP
                           Investor Communications Services, Inc.

Revoking a proxy:          You may revoke your proxy before it is voted by
                           submitting a new proxy with a later date, notifying our Secretary in writing before the meeting, or voting in person at the meeting.

Quorum: To carry on business at the meeting, we must have a quorum. This means that holders of at least 40% of our outstanding shares eligible to vote must be represented, in person or by proxy, at the meeting.

Votes needed:              The director candidates who receive the most votes
                           will be elected to fill the seats on our Board.
                           Only votes cast for or against a candidate count.
                           Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

Attending and
Voting in person:          If you attend the meeting and wish to vote in person,
                           we will give you a ballot at the meeting. If you are a registered stockholder, please bring your proxy card to the meeting and we will give you a ballot. If your shares are held in the name of your bank, broker or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on July 28, 2000, the record date, in order to receive a ballot at the meeting.

Stockholder
Information:               On July 28, 2000, the record date, there were
                           19,637,360 shares of our common stock outstanding. A list of our stockholders will be available for examination by any stockholder during ordinary business hours at our offices in Dallas and at the meeting.

ELECTRONIC ACCESS TO FUTURE PROXY MATERIALS AND ANNUAL REPORTS

         This proxy statement and our 2000 annual report are available on our Internet site at www.avatexcorp.com. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. THIS WILL SAVE OUR COMPANY SUBSTANTIAL PRINTING, COPYING, POSTAGE AND OTHER DISTRIBUTION COSTS. Instructions for signing up for electronic access to these documents are located on the Internet voting site, www.proxyvote.com, and you will need the "control number" imprinted on your proxy card in order to sign up.

GENERAL INFORMATION ABOUT AVATEX

         We are a holding company that, along with our subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc. ("Phar-Mor"), our 38%-owned affiliate, we are involved in operating a chain of discount retail drugstores. Through Phar-Mor and our

41%-owned affiliate, Chemlink Acquisition Company, LLC, we own approximately 38% of Chemlink Laboratories, LLC ("Chemlink"). Chemlink is primarily engaged in the development, manufacture and distribution of effervescent tablet formulations for consumers and business for use in cleaning, disinfectant and sterilization applications.

         We were incorporated in Delaware in 1982 under the name National Intergroup, Inc. We were formed to effect a corporate restructuring of National Steel Corporation and its subsidiaries, in which its steel industry assets were separated from its non-steel assets. On September 13, 1983, National Steel Corporation merged into one of our subsidiaries and stockholders of National Steel became our stockholders. We sold substantially all of our investment in National Steel and related metals businesses by 1991 and invested in distribution businesses, principally FoxMeyer Corporation. On August 27, 1996, FoxMeyer Corporation filed for protection under the Bankruptcy Code and, on November 8, 1996, the Bankruptcy Court approved the sale of substantially all of the assets of FoxMeyer Corporation and FoxMeyer Drug Company to McKesson Corporation. In September 1995 and 1997, we acquired certain equity investments in Phar-Mor and currently own approximately 38% of Phar-Mor's outstanding common stock.

         Our fiscal year-end is March 31 of each year. References in this proxy statement to "fiscal 2000" mean our fiscal year ended March 31, 2000. The same time frame definitions also apply to prior fiscal years.

ELECTION OF DIRECTORS

         Our Board of Directors is divided into three classes. Each class has a three-year term, and our by-laws provide that directors are to be allocated among the three classes as equally as possible. Directors are elected to serve until the annual meeting of stockholders in a particular year. The three classes of our Board are as follows:

         Class of 2000:             Hyman H. Frankel
                                    Fred S. Katz
                                    Charles C. Pecarro

         Class of 2001:             William A. Lemer
                                    John L. Wineapple

         Class of 2002:             Abbey J. Butler
                                    Melvyn J. Estrin

         Our Board of Directors has nominated all of the members of the Class of 2000 -- Hyman H. Frankel, Fred S. Katz and Charles C. Pecarro -- to serve until our annual meeting of stockholders to be held in 2003.

         Unless you indicate otherwise on your proxy card, the proxies will vote your shares FOR the re-election of Dr. Frankel, Mr. Katz and Mr. Pecarro to the Board. If a nominee becomes unavailable before the meeting, the proxies may vote your shares for any substitute nominee proposed by the Board of Directors, or the Board may reduce the number of directors to be elected.

INFORMATION ABOUT DIRECTORS

         Biographies of our directors appear below, showing their ages as of July 28, 2000 and their principal occupations during the last five years. Our Co-Chairmen have served as directors since 1990, and all of our other directors have served since February 1997.

TERMS EXPIRING IN 2000:

HYMAN H.           Dr. Frankel holds a Ph.D. in Sociology, and has served as our
FRANKEL,           consultant since 1992. He has served as President and a
PH.D.,             director of Human Service Group, Inc., a private management
age 79             and investment firm, and was also a founder and has served as an executive officer and a director of University Research
                   Co., LLC since 1965. One of our Co-Chairmen and Co-Chief
                   Executive Officers, Melvyn J. Estrin, controls both of these companies. Dr. Frankel has also served as Chairman of the Board of The Center for Human Service, Inc., a non-profit health and education research organization, and as Vice
                   President and a director of American Health Services, an operator of general and psychiatric hospitals and nursing homes. Dr. Frankel has held teaching and research positions in social sciences at a number of universities throughout the United States during the past 35 years, and has served in various capacities in connection with a number of government commissions and other programs.


FRED S.            Mr. Katz is President of First Taconic Capital Corporation,
KATZ,              a private merchant banking and consulting firm.  Mr. Katz has
age 61             also served as a Managing Director of Whale Securities, L.P., a registered broker-dealer and member of the National
                   Association of Securities Dealers, Inc., from June 1991 to
                   December 1996, and as Chairman of the Board of Cyclone, Inc., a former business unit of USX Corporation, from 1994 to 1999.
                   Mr. Katz is also a director of UNSI Corporation. With respect to our transactions involving Cyclone and UNSI, see
                   "Compensation Committee Interlocks and Insider Participation" below. Mr. Katz has over 30 years of diversified investment and merchant banking experience specializing in investments in emerging growth companies and industries through private placements or public offerings of securities.

CHARLES C.         Mr. Pecarro is the Chief Financial Officer of Human Service
PECARRO,           Group, Inc. and President of University Research Co., LLC.
age 62             Mr. Estrin controls both of these companies.  Mr. Pecarro has worked for the companies since 1972, and he has been a certified public accountant since 1968. Mr. Pecarro also serves on the Board of Directors of the Center for Technical
                   Cooperation, a private non-profit corporation, and the Jones
                   Foundation.

TERMS EXPIRING IN 2001:

WILLIAM A.         Mr. Lemer is a private investor and real estate developer.
LEMER,             He has served as President of Bethesda Avenue Photo, Inc.
age 59             and Pentagon Concourse Photo, Inc., franchisees of One Hour
                   Moto Photo, since June 1992. Since April 1988, he has been the general partner of Metro Associates Limited Partnership, which owns a shopping center in Woodbridge, Virginia. Until
                   March 1997, Mr. Lemer also served as a director of Ben
                   Franklin Retail Stores, Inc. ("Ben Franklin"), which filed for protection under the Bankruptcy Code in July 1996. Mr.
                   Lemer is the brother-in-law of Mr. Estrin.

JOHN L.            Mr. Wineapple has been the principal of John Wineapple
WINEAPPLE,         Associates, Inc., a marketing and business development
age 60             consulting firm that has advised such clients as Regent
                   International, Inc., Fleet Street, Ltd., Kellwood Company,
                   Chateau International, Moretz, Inc., Sara Lee Corporation,
                   Wal-Mart Stores, Inc., Mondani, Inc. and Fabrictex, Inc. He previously served as a consultant to Cyclone, Inc. and now serves as a consultant to Cyclone Acquisition Company, LLC.
                   See "Compensation Committee Interlocks and Insider
                   Participation" below. From 1988 to 1995, he served as Senior
                   Vice President and Partner of ScotchMaid, Inc., a division of Sara Lee Corporation engaged in mass market distribution to large retailers. Mr. Wineapple has also served as a director of our subsidiary, Avatex Funding, Inc., since December 1999, and served as a director of FoxMeyer Funding, Inc., a subsidiary of FoxMeyer Corporation, during a portion of fiscal 1997.

TERMS EXPIRING IN 2002:

ABBEY J.           Mr. Butler has served as Co-Chairman of our Board since March
BUTLER,            1991 and was appointed our Co-Chief Executive Officer in
age 63             October 1991. He also serves as Co-Chairman of the Board and
                   Co-Chief Executive Officer of Phar-Mor and as President and a director of C.B. Equities Corp., a private investment company. Mr. Butler presently serves as a director of GrandBanc, Inc. and, in connection with our investments, as a director of Carson, Inc., RAS Holding Corp. ("RAS") and its subsidiary, Presby Corp., and iLife Systems, Inc. ("iLife") and as a member of the Board of Managers of Chemlink and Cyclone Acquisition Company, LLC. Mr. Butler is a trustee of the Board of Trustees of The American University, and a director of the Starlight Foundation, a charitable organization. He was appointed by President George Bush to serve on the President's Advisory Committee on the Arts, and he now serves as President of the National Committee for the Performing Arts, John F. Kennedy Center, Washington, D.C. Mr.
                   Butler also served as Co-Chairman of the Board of FoxMeyer
                   Corporation since March 1991 and was its Co-Chief Executive
                   Officer from May 1993 to November 1996, and also served as Co-Chairman of the Board of Ben Franklin from November 1991 until March 1997. FoxMeyer Corporation and Ben Franklin each filed for relief under the Bankruptcy Code in 1996.

MELVYN J.          Mr. Estrin has served as Co-Chairman of our Board since March
ESTRIN,            1991 and was appointed our Co-Chief Executive Officer in
age 57             October 1991.  He also serves as Co-Chairman of the Board and
                   Co-Chief Executive Officer of Phar-Mor, and has served as Chairman of the Board and Chief Executive Officer of Human
                   Service Group, Inc., a private management and investment firm, since 1983. Mr. Estrin presently serves as Chairman of GrandBanc, Inc. and a director of Washington Gas Light
                   Company and, in connection with our investments, as a director of Carson, Inc., RAS, iLife and HPD Holdings Corp., and as a member of the Board of Managers of Chemlink and Cyclone Acquisition Company, LLC. Mr. Estrin also served as a
                   Trustee of the University of Pennsylvania and was appointed by President George Bush to serve as Commissioner of the National Capital Planning Commission. Mr. Estrin also served as Co-Chairman of the Board of FoxMeyer Corporation since
                   March 1991 and was its Co-Chief Executive Officer from May
                   1993 to November 1996, and also served as Co-Chairman of the Board of Ben Franklin from November 1991 until March 1997.
                   FoxMeyer Corporation and Ben Franklin each filed for relief under the Bankruptcy Code in 1996.

         All of our directors and three of our former directors are defendants in a derivative lawsuit, allegedly filed on our behalf, by Steven Mizel IRA and Anvil Investment Partners, L.P. The lawsuit was filed in June 1998 under No. 602773198 in the Supreme Court of New York, County of New
York. The plaintiffs allege that, in connection with agreements and transactions between us and Mr. Butler and Mr. Estrin, (i) the defendants breached their fiduciary duty to our stockholders, (ii) the compensation arrangements between us and Mr. Butler and Mr. Estrin constitute corporate waste, and (iii) the defendants caused our subsidiaries and affiliates to improperly purchase our common stock based on confidential non-public information. The lawsuit, insofar as brought by Stephen Mizel IRA, was voluntarily discontinued with prejudice. The court has denied the remaining plaintiff's motion to amend its complaint to allege additional claims, and currently has under consideration the defendants' motion for summary judgment.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors had three ongoing committees at the end of fiscal 2000:

         Our AUDIT COMMITTEE reviews the work of our independent auditors and management to ensure that they are properly discharging their responsibilities in the area of financial controls and reporting. This committee consists of Mr. Katz, who is the Chairman, and Mr. Wineapple. This committee held one meeting during fiscal 2000.

         Our EXECUTIVE AND NOMINATING COMMITTEE is authorized to exercise substantially all of the powers of our Board of Directors in our management and business affairs, except it does not have the authority to declare dividends, authorize the issuance of common stock, modify our certificate of incorporation or by-laws, adopt any agreement of merger or consolidation or recommend to the stockholders the sale, lease or exchange of all or substantially all of our assets or the dissolution of our company. In addition, this committee recommends prospective nominees for election to the Board of Directors. As a consequence, the occasions on which this committee is required to take action are limited. The members of this committee are Mr. Butler and Mr. Estrin. This committee held two meetings during fiscal 2000 in connection with the setting of the record and meeting dates of our 1999 annual meeting of stockholders.

         Our FINANCE AND PERSONNEL COMMITTEE reviews and monitors our financial planning and structure, the performance of investments in our pension plans and the performance of our management. This committee also determines the compensation of management and makes recommendations with respect to the establishment of management compensation plans. This committee consists of Mr. Wineapple, who is the Chairman, and Mr. Katz and Mr. Lemer. The committee held two meetings during fiscal 2000.

MEETINGS OF THE BOARD OF DIRECTORS

         During fiscal 2000, there were five meetings of our Board of Directors. All of our directors attended all of these meetings, and all directors who served on committees of the Board attended all committee meetings, except for one director who was unable to attend one Board meeting.

COMPENSATION OF DIRECTORS

         Management directors receive no compensation or fees for serving as directors or attending Board or committee meetings. Non-management directors receive an annual fee of $22,500, plus $1,000 for each Board or committee meeting they attend. Committee chairmen receive an additional $1,000 for each committee meeting. All directors are reimbursed for any travel and lodging expenses they incur in connection with Board and committee meetings.

         Under our 1993 Stock Option and Performance Award Plan, non-management directors are automatically granted options to purchase 15,000 shares of our common stock when first elected to serve on our Board, plus options to purchase 1,000 shares of our common stock in each year the director continues to serve on our Board in which there is an annual meeting. Under our Director's Retirement Plan, we pay qualifying directors a monthly benefit for a period equal to his years of service or 15 years, whichever is less, equal to 1/12 of the highest annual fee in effect for directors during the director's years of service on our Board. A qualifying director is one who has a minimum number of years of service, other than directors who are, or at any time subsequent to December 31, 1975 have been, one of our officers. The monthly payment begins at the later of the director's retirement or age 60.

         Each of our directors is a party to an indemnification agreement with us dated October 23, 1997. These agreements are substantially the same as those with our executive officers and are described later in this proxy statement. See "Employment and Indemnification Agreements" below. In addition, Dr. Frankel has also served as a business consultant to us since February 1992 under a written consulting agreement. We pay Dr. Frankel a monthly consulting fee of $3,750, and the consulting agreement is terminable by either party on thirty days' prior written notice.

INFORMATION ABOUT EXECUTIVE OFFICERS

         Biographies of our Co-Chairmen and Co-Chief Executive Officers are set forth above. Biographies of our other executive officers are set forth below. All of these individuals were also formerly officers of FoxMeyer Corporation and FoxMeyer Drug Company, which filed for relief under the Bankruptcy Code in 1996.

JOHN G. MURRAY,       Mr. Murray has served as our Vice President - Finance
age 45                since July 1997.  He was previously a consultant to us
                      from July 1996 to July 1997 and served as our Vice
                      President and Assistant Treasurer from April 1996 to July
                      1996 and as Director of Special Projects and Assistant
                      Treasurer from August 1993 to March 1996. He also served as a consultant to FoxMeyer Corporation and FoxMeyer Drug
                      Company from July 1996 to November 1996, as Vice President and Assistant Treasurer from April 1996 to July 1996, and as Director of Special Projects and Assistant Treasurer from August 1993 to March 1996. Mr. Murray is a member of the Board of Managers of Chemlink.

GRADY E. SCHLEIER,    Mr. Schleier has served as our Senior Vice President,
age 48                Chief Financial Officer and Treasurer since September
                      1999. He previously served as our Vice President and Treasurer since November 1995 and our Chief Financial
                      Officer since June 1999. He also served as Vice President and Treasurer of FoxMeyer Corporation and FoxMeyer Drug
                      Company from November 1995 to November 1996 and as
                      Director of Project Finance since June 1993. He also served as Treasurer of FoxMeyer Canada Inc., our former subsidiary, until October 1996. Mr. Schleier is a director of Presby Corp. and HPD Holdings Corp.

ROBERT H. STONE,      Mr. Stone has served as our Vice President, General
age 40                Counsel and Secretary since November 1996. From November
                      1994 to November 1996, he served as our Associate General
                      Counsel and Assistant Secretary, and served FoxMeyer
                      Corporation and FoxMeyer Drug Company in the same capacities.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation of our Co-Chief Executive Officers and our next three most highly compensated executive officers during fiscal 2000, and of our former Senior Vice President and Chief Financial Officer, who would have been one of our five most highly compensated executive officers but for the fact that he was not serving as an executive officer on March 31, 2000.

SUMMARY COMPENSATION TABLE (A)

                                                      Annual                      Long-Term
                                                  Compensation                   Compensation
                                                  ------------                   ------------
                                                                              Awards      Payouts
                                                                              ------      -------
                                                                           Securities
                                                                           Underlying       LTIP               All Other
Name and Principal               Fiscal          Salary        Bonus          Options/     Payouts           Compensation
   Position                       Year            ($)           ($)           SARs (#)       ($)                ($) (B)
   --------                       ----            ---           ---           --------       ---                -------
Abbey J. Butler (C)               2000           961,540             0         190,000            0              21,358
Co-Chairman and Co-Chief          1999           933,939       305,653         220,000            0             125,830
Executive Officer                 1998           686,317       953,900         810,000      451,404             143,542

Melvyn J. Estrin (C)              2000           961,540             0         190,000            0               6,062
Co-Chairman and Co-Chief          1999           933,939       305,653         220,000            0             172,392
Executive Officer                 1998           686,317       953,900         810,000      451,404             111,242

John G. Murray (D)                2000           217,500             0               0            0               6,153
Vice President -                  1999           200,000             0               0            0               5,684
Finance                           1998           158,333       200,000         100,000       88,913               6,471

Grady E. Schleier                 2000           229,167             0               0            0               6,178
Senior Vice President,            1999           200,000             0               0            0               5,643
Chief Financial Officer and       1998           158,333       200,000         100,000      177,826               6,784
Treasurer

Robert H. Stone                   2000           217,500             0               0            0               6,153
Vice President, General           1999           200,000             0               0            0               5,741
Counsel and Secretary             1998           158,333       300,000         100,000      177,826               6,728

Former Senior Vice President
and Chief Financial Officer:
----------------------------

Edward L. Massman                 2000            75,000        50,000               0            0             153,465
                                  1999           300,000       100,000               0            0               6,170
                                  1998           237,500       600,000         400,000      341,973               7,410

(A) The amounts listed under fiscal 2000 consist of compensation we paid during fiscal 2000 and salary Phar-Mor paid during its fiscal year ended July 1, 2000. Bonuses, LTIP payouts and other compensation that may be paid by Phar-Mor for this period have not yet been calculated by Phar-Mor. The amounts listed under fiscal 1999 consist of compensation we paid during fiscal 1999 and Phar-Mor paid during its fiscal year ended July 3, 1999. The amounts listed under fiscal 1998 consist of compensation we paid during fiscal 1998 and Phar-Mor paid during its fiscal year ended June 27, 1998. The aggregate amount of perquisites and personal benefits we provided did not exceed the lesser of $50,000 or 10 percent of any executive officer's total salary and bonus for any fiscal year.

(B) In fiscal 2000, All Other Compensation consisted of for Mr. Butler
(i) $14,606 for company-paid split-dollar life insurance, (ii) $1,752 for company-paid term life insurance, and (iii) $5,000 in company matching contributions to our Employees' Savings and Profit Sharing Plan ("401(k) Plan"); for Mr. Estrin (i) $4,310 for company-paid split-dollar life insurance and (ii) $1,752 for company-paid term life insurance; for Mr. Murray (i) $5,208 in company matching contributions to the 401(k) Plan and
(ii) $945 for company-paid term life insurance; for Mr. Schleier (i) $5,346 in company matching contributions to the 401(k) Plan and (ii) $832 for company-paid term life insurance; for Mr. Stone (i) $5,208 in company matching contributions to the 401(k) Plan and (ii) $945 for company-paid term life insurance; and for Mr. Massman (i) $150,000 as part of his severance under his Separation Agreement, (ii) $3,154 in company matching contributions to the 401(k) Plan, and (iii) $311 for company-paid term life insurance.

In fiscal 1999, All Other Compensation consisted of for Mr. Butler (i) $7,094 for company-paid split-dollar life insurance, (ii) $1,656 for company-paid term life insurance, (iii) $4,905 in company matching contributions to our 401(k) Plan, (iv) $101,372 for Phar-Mor-paid insurance premiums, and
(v) $10,803 in Phar-Mor contributions to its non-qualified deferred compensation plan; for Mr. Estrin (i) $6,435 for company-paid split-dollar life insurance,
(ii) $1,656 for company-paid term life insurance, (iii) $153,498 for Phar-Mor-paid insurance premiums, and (iv) $10,803 in Phar-Mor contributions to its non-qualified deferred compensation plan; for Mr. Murray (i) $4,856 in company matching contributions to our 401(k) Plan and (ii) $828 for company-paid term life insurance; for Mr. Schleier (i) $4,856 in company matching contributions to our 401(k) Plan and (ii) $787 for company-paid term life insurance; for Mr. Stone (i) $4,913 in company matching contributions to our 401(k) Plan and (ii) $828 for company-paid term life insurance; and for Mr. Massman (i) $4,928 in company matching contributions to our 401(k) Plan and (ii) $1,242 for company-paid term life insurance.

In fiscal 1998, All Other Compensation consisted of for Mr. Butler
(i) $17,897 for company-paid split-dollar life insurance, (ii) $1,268 for company-paid term life insurance, (iii) $7,586 in company matching contributions to our 401(k) Plan, (iv) $111,691 in Phar-Mor-paid insurance premiums, and (v) $5,100 in Phar-Mor contributions to its non-qualified deferred compensation plan; for Mr. Estrin (i) $5,796 for company-paid split-dollar life insurance, (ii) $1,268 for company-paid term life insurance, (iii) $99,078 in Phar-Mor-paid insurance premiums, and (iv) $5,100 in Phar-Mor contributions to its non-qualified deferred compensation plan; for Mr. Murray (i) $6,192 in company matching contributions to the our 401(k) Plan and (ii) $279 for company-paid term life insurance; for Mr. Schleier
(i) $6,192 in company matching contributions to our 401(k) Plan and

(ii) $592 for company-paid term life insurance; for Mr. Stone (i) $6,163 in company matching contributions to our 401(k) Plan and (ii) $565 for company-paid term life insurance; and for Mr. Massman (i) $6,553 in company matching contributions to our 401(k) Plan and (ii) $857 for company-paid term life insurance.

(C) In fiscal 2000, we paid Mr. Butler and Mr. Estrin $475,000 each in salary, and Phar-Mor paid them $486,540 each in salary and granted each of them options to purchase 190,000 shares of Phar-Mor common stock. In fiscal 1999, we paid Mr. Butler and Mr. Estrin $475,000 each in salary, and Phar-Mor paid each of them $458,939 in salary and a $305,653 bonus and granted each of them options to purchase 220,000 shares of Phar-Mor common stock. In fiscal 1998, we paid each of Mr. Butler and Mr. Estrin $370,833 in salary, a $750,000 bonus and a $451,404 LTIP payout and granted each of them options to purchase 400,000 shares of our common stock and Phar-Mor paid each of them $315,484 in salary and a $203,900 bonus and granted each of them options to purchase 410,000 shares of Phar-Mor common stock.

Mr. Butler and Mr. Estrin have also received compensation for serving as outside directors of the following companies in which we own or owned an interest. In fiscal 2000, (i) Carson, Inc. granted Mr. Butler 18,500 shares and Mr. Estrin 13,500 shares of restricted stock and granted each of them options to purchase 5,000 shares of common stock and (ii) iLife granted Mr. Butler options to purchase 13,200 shares of common stock and Mr. Estrin options to purchase 26,600 shares of common stock. In fiscal 1999,
(i) Carson, Inc. granted Mr. Butler 22,125 shares and Mr. Estrin 10,125 shares of restricted stock and granted each of them options to purchase 5,000 shares of common stock and (ii) iLife granted Mr. Estrin options to purchase 20,000 shares of common stock. In fiscal 1998, (i) Phar-Mor paid Mr. Butler and Mr. Estrin $12,500 each in director fees, plus per meeting fees, and granted each of them options to purchase 10,000 shares of common stock and credited each with 7,703 shares of common stock under its Phantom Stock Plan, (ii) Imagyn Medical Technologies, Inc. paid Mr. Butler and Mr. Estrin $21,000 each in director fees and granted each of them options to purchase 7,500 shares of common stock, (iii) Carson, Inc. granted Mr. Butler and Mr. Estrin each 2,710 shares of restricted stock and granted each of them options to purchase 5,000 shares of common stock and (iv) iLife granted Mr. Estrin options to purchase 10,000 shares of common stock.

(D) The compensation paid to Mr. Murray for fiscal 1998 includes amounts paid for consulting services from April through July 1997.

AGGREGATE OPTIONS/SAR EXERCISES IN FISCAL 2000 BY EXECUTIVE
OFFICERS AND FISCAL YEAR-END OPTION/SAR VALUES

         Our executive officers did not exercise any options during fiscal 2000. Because the market value of our common stock on March 31, 2000 was less than the exercise price of their options, there were no in-the-money unexercised options held at the end of fiscal 2000.

                                         Number of Securities Underlying Unexercised
                                                 Options/SAR's At FY-end (#)
                                                 ---------------------------
        Name                                 Exercisable             Unexercisable
    ------------                             -----------             -------------
Abbey J. Butler                                1,261,306                   133,334
Melvyn J. Estrin                               1,261,306                   133,334
John G. Murray                                    66,666                    33,334
Grady E. Schleier                                 86,666                    33,334
Robert H. Stone                                   88,500                    33,334
Edward L. Massman                                318,666                   133,334

LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

         Our Performance Incentive Plan (the "Incentive Plan") was not renewed for fiscal 2000 with respect to our "Net Income," as defined in the Incentive Plan. In fiscal 1998, however, we granted awards totaling 17.5% of any future "Litigation Income," which is defined in the Incentive Plan to mean net income generated in connection with our lawsuit against McKesson HBOC, Inc. and various other defendants. The Incentive Plan continues to be in effect with respect to Litigation Income.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

         Abbey J. Butler and Melvyn J. Estrin, our Co-Chairmen and Co-Chief Executive Officers, each has an employment agreement with us dated as of February 27, 1995, and amended effective as of February 1, 1998 and December 6, 1999. Each of the agreements is for a rolling three-year term at a minimum annual base salary of $475,000, subject to periodic increases by our Board of Directors. Mr. Butler and Mr. Estrin are also entitled to participate in the benefits generally available to our senior executives, and are permitted to engage in activities with other companies, ventures or investments, provided that such activities do not unreasonably impede the performance of their duties for us, and to retain any compensation and other benefits they may receive in such capacity. If either Mr. Butler's or Mr. Estrin's employment with us is terminated without "Just Cause" (as defined in the agreements, including but not limited to in the event of a change of control of us), Mr. Butler or Mr. Estrin, as the case may be, will be entitled to receive a one-time lump sum payment equal to one hundred fifty percent (150%) times the full amount of his monthly base salary and cash bonus awards that otherwise would have been earned by him during the full term of his agreement, plus payment of certain allocated office overhead expenses, payment of premiums payable by us for life insurance policies applicable to Mr. Butler or Mr. Estrin, as the case may be, and certain tax adjustment payments in respect of any amounts that constitute excess parachute payments under federal tax laws. In addition, the Butler and Estrin employment agreements provide that if:

         (i) any "person" (as defined in Section 13(d) of Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of either

                  (x)     35% of the outstanding shares of our common stock or

                  (y) securities representing 35% of the combined voting power of our outstanding voting securities, or

         (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board of Directors cease, at any time after the beginning of such period, for any reason to constitute a majority of our Board of Directors, unless each new director was nominated, or the election of such director was ratified, by at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, then Mr. Butler or Mr. Estrin shall have the right to elect to treat such event as constituting a termination without "Just Cause" under their respective employment agreements. The agreements further provide, however, that payment of severance and other benefits may be deferred in connection with a termination without "Just Cause" under certain circumstances.

         Mr. Butler and Mr. Estrin also serve as Co-Chairmen and Co-Chief Executive Officers of Phar-Mor and have separate employment agreements with Phar-Mor. These employment agreements are described in Phar-Mor's proxy statement dated October 20, 1999.

         Grady E. Schleier, our Senior Vice President, Chief Financial Officer and Treasurer, has an employment agreement with us dated as of November 12, 1996, as amended by amendments effective as of February 1, 1998 and September 1, 1999. Under the agreement, which expires on January 31, 2002, Mr. Schleier's minimum annual base salary is $250,000, and he is also entitled to participate in the benefits generally available to our senior executives. If Mr. Schleier's employment with us is terminated "Without Cause" (as defined in the agreement), he would be entitled to receive, at his option (i) a single lump sum severance payment equal to the amount of total compensation that would otherwise have been paid during the forthcoming twelve months or (ii) monthly severance payments for a period of twenty-four months.

         John G. Murray, our Vice President - Finance, and Robert H. Stone, our Vice President, General Counsel and Secretary, each has an employment agreement with us that is virtually identical to our employment agreement with Mr. Schleier, except that the minimum annual base salary for Mr. Murray and Mr. Stone is $230,000.

         Edward L. Massman, our former Senior Vice President and Chief Financial Officer, entered into a Separation Agreement with us effective as of June 28, 1999. In full satisfaction of our obligations under his employment agreement, Mr. Massman was paid $200,000 on June 28, 1999, $50,000 of which was the pro-rated portion of his contractual bonus that would otherwise be payable in November 1999, and was paid $150,000 on June 28, 2000. In addition, for fiscal 2001 (and, in certain limited circumstances, for fiscal 2002), we will pay Mr. Massman an amount equal to the total amount of bonuses paid and/or accrued by us with respect to our Chief Financial Officer and General Counsel for the applicable fiscal year. Mr. Massman will also generally retain his existing options to purchase our common stock, which will be exercisable until 2002, and his existing 2.86% interest in Litigation Income under the Incentive Plan.

         Each executive officer is also a party to an indemnification agreement with us dated October 23, 1997. Each agreement terminates upon the later of (i) ten years following the date that the officer ceases to serve in his capacity as an officer of ours, any of our majority-owned subsidiaries, other of our enterprises or an employee benefit plan or trust related thereto which such officer served at our request and (ii) the final termination of any proceeding to which indemnification or advancement of expenses relates pursuant to the agreement. Under each agreement, the executive officer is entitled to indemnification for damages and expenses in any proceeding involving us (whether or not brought by us or in our right) subject to conditions and limitations depending on the circumstances of the proceeding and conduct of the officer. In addition, each executive officer is entitled to be advanced expenses in connection with any such proceeding. If there is a change of control (as defined in the agreement), upon the request of any executive officer in connection with any proceedings for which indemnification or advancement of expenses is provided, we are required to create a trust and fund the trust in an amount sufficient to cover any expenses (as determined by an independent counsel appointed in accordance with the terms of the agreement) incurred by the executive officer relating to the proceeding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Finance and Personnel Committee of our Board performs the function of a compensation committee. This committee consists of Mr. Wineapple, who is the Chairman, and Mr. Katz and Mr. Lemer. During a portion of fiscal 2000, Mr. Butler, who is our Co-Chairman and Co-Chief Executive Officer, was a director of Cyclone, Inc., Mr. Katz was Chairman of the Board of Cyclone, and Mr. Wineapple was a consultant to Cyclone. In December 1999, Cyclone filed for bankruptcy. In May 2000, we, along with Mr. Butler, Mr. Estrin (our other Co-Chairman and Co-Chief Executive Officer), Mr. Wineapple and a former officer of Cyclone, Inc. formed Cyclone Acquisition Company, LLC to purchase the intellectual property assets of Cyclone, Inc. for $300,000, plus the assumption of certain liabilities. We contributed $150,000, Mr. Butler contributed $100,000, Mr. Estrin contributed $50,000 and the former Cyclone officer contributed $68,000 to the capital of Cyclone Acquisition Company, LLC. The liabilities it assumed included the amount owed under Mr. Wineapple's consulting agreement with Cyclone, Inc. Cyclone Acquisition Company, LLC cured the default under that agreement by paying Mr. Wineapple $18,750 and granting him a 4% carried interest in exchange for his forgiveness of the balance of the amount owed and agreement to provide future consulting services.

         Mr. Katz is also the President of First Taconic Capital Corporation and a director of UNSI Corporation. In 1994, our subsidiary, M&A Investments, Inc., purchased a $500,000 senior subordinated convertible payment-in-kind debenture issued by UNSI. The debenture, like the other debentures issued by UNSI at that time, was not paid at maturity on May 31, 1999. In October 1999, we and First Taconic Capital Corporation arranged for the sale of the debenture for $200,000.

REPORT OF THE FINANCE AND PERSONNEL COMMITTEE

EXECUTIVE COMPENSATION

         Compensation for our executive officers consists of base salary, annual performance incentive payments, long-term incentive awards, stock option grants and participation in our 401(k) Plan and other employee health and welfare benefit plans. Executive officers are also eligible to receive discretionary bonuses as an incentive for superior performance. The goals of our executive compensation policy are to motivate and reward our executive officers for overseeing and managing our operations and investments, contributing towards long-term strategic planning and improving long-term stockholder value, and to attract and retain high-quality executive talent.

         Our Committee's philosophy regarding executive compensation also attempts to recognize our unique financial history and the extensive knowledge of our officers with respect to the events and circumstances occurring during that time. Absent their continued employment and involvement, we would be significantly hindered, if not entirely precluded, from moving forward effectively on our most critical strategies and initiatives. In particular, these individuals have extensive and critical knowledge and experience regarding the facts and circumstances underlying (i) our litigation against McKesson HBOC, Inc. and others, which we are now actively prosecuting in Texas state court,
(ii) the consolidated class action shareholder lawsuit pending against us in federal court in Dallas, which relates to actions of FoxMeyer Drug Company occurring in 1995 and 1996, and (iii) the FoxMeyer bankruptcy trustee's lawsuits against certain third parties that significantly harmed the FoxMeyer entities, of which 30% of the proceeds are payable to us and are pledged as collateral by us to secure our $8 million promissory note payable to the trustee. In addition, a number of the executive officers were instrumental in bringing certain investment opportunities to our attention, and our Committee believes that the involvement of these and other executive officers is and will continue to be essential to the ongoing development of, and ultimate realization of value from, these investments.

         During fiscal 2000, significant changes occurred within our corporate management structure. In June 1999, our former Senior Vice President and Chief Financial Officer and our former Vice President and Controller were separated from our employment. As a result of their departure, we have only three remaining officers (other than our Co-Chief Executive Officers), and their employment agreements were set to expire in January 2000. In September 1999, our Committee considered the extension of these agreements in the context of the following factors:

         1. The functions and responsibilities of these three officers were expanded to include those that were previously performed by the departing officers;

         2. The savings resulting from the fewer number of officers we employed was expected to exceed $1.45 million in salary and expenses over a three year period, even after deducting the amounts to be paid under separation agreements;

         3. The three remaining officers had not received any salary increases since January 1998 and did not receive any bonuses for fiscal year 1999;

         4. Due to certain constraints that were imposed on us in connection with our merger with Xetava Corporation, it was unlikely that the officers would receive any bonuses for fiscal 2000 or fiscal 2001 (other than potential bonuses that might be paid if our litigation against McKesson HBOC, Inc. is successful, as described below); and

         5. The high demand for finance and legal professionals in the current marketplace, and our relative financial position, also caused upward pressure on our salary structure.

         Based on our Committee's evaluation of the foregoing factors, the goals and objectives of our compensation philosophy outlined above, our appraisal of the officers' historical performance and the recommendation of our Co-Chief Executive Officers, in September 1999, our Committee approved amendments to each of the three officers' employment agreements. The amendments extended the term of the agreements through January 2002 and increased the officers' salaries.

         Our officers and key employees were also covered by a Performance Incentive Plan during fiscal 2000. The Incentive Plan, which was adopted and approved by our Committee in fiscal 1997, originally provided for a fixed percentage of our Net Income and Litigation Income (as defined in the Incentive
Plan) to be paid based on a fixed allocation schedule. During fiscal 2000, our Committee determined that the Incentive Plan provisions regarding Net Income would not be renewed, and that any future bonuses should be awarded and paid on a discretionary basis. We did not award any discretionary bonuses for fiscal 2000.

           The Incentive Plan's provisions regarding Litigation Income, however, provide that awards granted in prior fiscal years may not be changed. Accordingly, to the extent that we receive any net recovery from our litigation against McKesson in fiscal 2001 and future years, our officers and key employees will receive incentive payments based on awards granted in fiscal 1998.

CO-CHIEF EXECUTIVE OFFICERS

         Our Committee also makes compensation decisions regarding our Co-Chief Executive Officers Abbey J. Butler and Melvyn J. Estrin. During fiscal 2000, Mr. Butler and Mr. Estrin were compensated in accordance with their pre-existing employment agreements, which were last amended with respect to salary in fiscal 1998, at the rate of $475,000 per year. Our Committee did not increase their salary or award or pay them any bonuses in fiscal 1999 or 2000. Mr. Butler and Mr. Estrin were otherwise treated substantially the same as our other officers with respect to employee benefits, except that, in accordance with their employment agreements, they received the benefit of company-paid split-dollar life insurance.

         During fiscal 2000, to facilitate the closing of our merger with Xetava Corporation, Mr. Butler and Mr. Estrin executed amendments to their employment agreements. The amendments did not involve their annual salary or bonus; rather, the amendments provide that we may defer payment of severance and other benefits in connection with a termination without "Just Cause" under certain circumstances.

DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility on our federal income tax return of compensation over $1 million to any of our executive officers unless, in general, the compensation is paid pursuant to a plan that is performance related, non-discriminatory and has been approved by shareholders. Because the compensation of certain executive officers may exceed $1 million in any one year, the Code may limit the deductibility of such compensation unless an exception to such limitation is available. In such event, and because of the uncertainties surrounding the application and interpretation of these limits, no assurance can be given that any such compensation will be fully deductible. In addition, our employment agreements with Mr. Butler and Mr. Estrin contain certain severance provisions applicable in the event of a change of control. If the benefits received by Mr. Butler or Mr. Estrin pursuant to such severance provisions equal or exceed 300% of his average annual taxable compensation (as defined in the applicable regulations), the full amount of such excess ("parachute payments") will not be deductible by us and the amount of the parachute payments will reduce the $1 million limit under Section 162(m).

                          JOHN L. WINEAPPLE (CHAIRMAN)
                          FRED S. KATZ
                          WILLIAM A. LEMER

PERFORMANCE GRAPH

     The following table compares the performance of our common stock, the Standard & Poor's 500 Index and the Standard & Poor's SmallCap 600 Index for our last five fiscal years. The table assumes that $100 was invested on April 1, 1995, and that all dividends were reinvested.


                                    [GRAPH]


                                                                  Fiscal Year Ended March 31,
                                                 ---------------------------------------------------------------
                                         4/1/95         1996         1997         1998        1999         2000
                                  -------------- ------------ ------------ ------------ ----------- ------------
Avatex                                 $ 100.00      $ 93.66       $ 5.16      $ 10.64      $ 5.16       $ 3.55
S&P 500 Index                            100.00       132.10       158.29       234.26      277.51       327.31
S&P SmallCap 600                         100.00       131.19       142.20       210.00      169.80       221.92



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of July 28, 2000 about beneficial ownership of our common stock by (i) persons known to us to be beneficial owners of more than 5% of our common stock and (ii) our directors, director nominees and executive officers.



                                                 Number of Shares of                        Number of Shares
                                                    Common Stock           Percentage of       That May Be
                Name and Address                    Beneficially            Outstanding      Acquired Within
            of Beneficial Owner (1)                   Owned(2)               Shares (3)         Sixty Days
            -----------------------                   --------               ----------         ----------

Centaur Partners Group (4)                              1,537,512                 6.6%                1,958

Directors and Nominees for Director
(including those who are also
Executive Officers):
--------------------

Abbey J. Butler (4)                                      2,580,740                11.1%           1,394,640
Melvyn J. Estrin (4)                                     1,746,052                 7.5%           1,396,598
Hyman H. Frankel                                            16,000                   *               16,000
Fred S. Katz                                                16,000                   *               16,000
William A. Lemer                                            16,000                   *               16,000
Charles C. Pecarro                                          16,000                   *               16,000
John L. Wineapple                                           21,000                   *               16,000

Named Executive Officers:
-------------------------

John G. Murray                                             100,000                   *              100,000
Grady E. Schleier                                          120,000                   *              120,000
Robert H. Stone                                            121,834                   *              121,834

Former Executive Officer:
-------------------------

Edward L. Massman                                          452,000                 1.9%             452,000



                                       18



                                                 Number of Shares of                        Number of Shares
                                                    Common Stock           Percentage of       That May Be
                Name and Address                    Beneficially            Outstanding      Acquired Within
            of Beneficial Owner (1)                   Owned(2)               Shares (3)         Sixty Days
            -----------------------                   --------               ----------         ----------

All Directors and Named Executive
Officers as a Group:                                     5,205,626                22.3%           3,665,072


Other Holders:
--------------

Phar-Mor, Inc.
20 Federal Plaza West                                    4,948,600                21.2%                   0
Youngstown, OH 44501

Tocqueville Asset
Management, L.P. (5)                                     1,361,500                 5.8%                   0
1675 Broadway
New York, NY 10019


         * Indicates less than 1%.

(1) The business address of Centaur Partners Group is c/o Mr. Butler, 207 Dune Road, Box 137, Westhampton Beach, NY 11978 and c/o Mr. Estrin, 7200 Wisconsin Avenue, Suite 600, Bethesda, MD 20814. The business address of the other directors and executive officers is c/o Avatex Corporation, 5910 North Central Expressway, Suite 1780, Dallas, Texas 75206. Mr. Massman's business address is c/o iLife Systems, Inc., 5910 North Central Expressway, Suite 1775, Dallas, Texas 75206.

(2) Consists of shares of common stock (i) owned and (ii) underlying options and warrants that are exercisable within 60 days of the Annual Meeting, which are reflected in the far right column.

(3) Percentages are based on a total of 23,302,432 shares of common stock, which consists of (i) 19,637,360 shares outstanding as of July 28, 2000, plus
(ii) 3,665,072 shares underlying options and warrants that are exercisable within 60 days of the Annual Meeting held by directors and named executive officers.

(4) Mr. Butler and Mr. Estrin originally acquired these shares as part of Centaur Partners Group, which consisted of Mr. Butler, Mr. Estrin, Centaur Partners IV, a New York general partnership, Butler Equities II, L.P., a Delaware limited partnership, and Estrin Equities Limited Partnership, a Maryland limited partnership. Following the distribution of shares of common stock held by these partnerships to their respective partners, Centaur Partners Group now consists of Mr. Butler and Mr. Estrin. Excluding options to purchase common stock, Mr. Butler owns 1,186,100 shares of common stock and Mr. Estrin owns 303,654 shares of common stock. Mr. Estrin may also be deemed to beneficially own an additional 47,758 shares of common stock, which consists of (i)

10,000 shares owned by Human Service Group, Inc., an entity controlled by Mr. Estrin, (ii) 13,418 shares owned by Estrin New Ventures, LLC, an entity controlled by Mr. Estrin and his wife, (iii) 22,382 shares held in certain trusts for which Mr. Estrin is a co-trustee, the beneficial ownership of which he disclaims, and (iv) 1,958 shares underlying warrants to purchase such shares held in certain trusts for which Mr. Estrin is a co-trustee, the beneficial ownership of which he disclaims. Mr. Butler disclaims beneficial ownership of the shares of common stock beneficially owned by Mr. Estrin, and Mr. Estrin disclaims beneficial ownership of the shares of common stock owned by Mr. Butler.

(5) Tocqueville Asset Management, L.P. is an Investment Manager for the National Intergroup, Inc. Retirement Plan and the Davenport, Inc. Pension Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Our consulting agreement with Hyman H. Frankel, Ph.D. is described above in the section entitled "Compensation of Directors." Our transactions involving Cyclone, Inc. and UNSI Corporation are described above in the section entitled "Compensation Committee Interlocks and Insider Participation."

CHEMLINK

         We, along with Phar-Mor, three of our officers, Abbey Butler, Melvyn Estrin and Grady Schleier (and/or their designees), one of our directors, Charles Pecarro, and five additional parties related to, or referred to by, Mr. Butler or Mr. Estrin, acquired membership interests in Chemlink Acquisition Company, LLC in 1998, and Chemlink Acquisition Company, LLC owns 50% of the membership interests in Chemlink. In addition, Mr. Butler, Mr. Estrin and John Murray are members of the Board of Managers of Chemlink. In May 1999, the members of Chemlink Acquisition Company, LLC and the other members of Chemlink loaned a total of $250,000 to Chemlink pro rata based on their ultimate ownership interests in Chemlink, in the form of one-year notes. In January and July 2000, all of these persons and entities made contributions to Chemlink's capital in the form of new cash, the May 1999 notes and other indebtedness, and the net amount of prior advances owed to them by Chemlink. We are also a party to a consulting agreement with Chemlink, under which we provide certain financial, accounting and other management consulting services to Chemlink.

HPD HOLDINGS CORP.

         We and Cabot Noble, Inc., which is a wholly-owned subsidiary of Phar-Mor, each acquired $1.25 million of preferred stock and 2.5% of the common stock of HPD Holdings Corp. in 1998. The largest shareholder of HPD Holdings Corp. is HPD Partners, L.P., a Delaware limited partnership, and Mr. Butler and Mr. Estrin are limited partners of HPD Partners, L.P. Mr. Estrin and Mr. Schleier are directors of HPD Holdings Corp. In February and April 2000, along with virtually all of HPD Holdings Corp.'s other common stockholders, we and Cabot Noble each purchased a total of $131,575 in convertible debentures to maintain our respective common stock ownership positions.

iLIFE

         We, along with our five officers and certain additional parties related to or referred by Mr. Butler or Mr. Estrin, acquired Series B Preferred Stock of iLife in 1997, and Mr. Butler and Mr. Estrin are directors of iLife. In May 1999, we purchased from iLife a one-year secured promissory note in the amount of $1 million and also received a warrant to purchase one million shares of iLife common stock for $1.30 per share. Shortly thereafter, certain other stockholders, including Mr. Butler, exercised their rights under iLife's Stockholders Agreement to purchase notes on the same terms and conditions as the note we purchased. In September 1999, we purchased an additional $150,000 secured promissory note and corresponding warrant from iLife in connection with iLife's agreement (i) to license from us a portion of the office space we lease in Dallas, Texas along with certain personal property and (ii) to pay for certain financial and accounting services we would provide under a consulting agreement. The consulting agreement was subsequently terminated in January 2000.

         In March 2000, we exchanged our May and September 1999 notes, and all accrued interest thereon, and invested an additional $500,000 for a one-year convertible secured promissory note in the aggregate amount of approximately $1.75 million. As a part of the transaction, we exchanged our warrants to purchase 1.15 million shares of common stock, which expired on May 24, 2004, for a new warrant to purchase approximately 1.75 million shares of common stock expiring on March 30, 2005. The new note and warrant were acquired on the same terms and conditions as those offered to other stockholders and investors in iLife, and Mr. Butler, three entities affiliated with Mr. Estrin, and Mr. Schleier also acquired notes and warrants at that time.

RAS

         We, along with Cabot Noble, Inc., our five officers and our Director of Accounting (and/or their designees), one of our directors, Mr. Pecarro, and certain additional parties related to, or referred to by, Mr. Butler or Mr. Estrin, acquired Series B preferred stock and warrants to purchase Series B preferred stock of RAS in April 1998. Mr. Butler and Mr. Estrin are directors of RAS and Mr. Butler and Mr. Schleier are directors of Presby Corp., which is a wholly owned subsidiary of RAS. In April 1999, RAS distributed to its Series B preferred stockholders shares of common stock in two RAS subsidiaries, PC Lens Corp. and Medical Internet Technologies, Inc. These stockholders also purchased additional shares of common stock of these entities at a price of $.001 per share, based on the number of shares they were entitled to purchase had they exercised their warrants to purchase RAS preferred stock. In April 2000, we and the other Series B preferred stockholders exercised the warrants acquired in April 1998 to purchase additional shares of Series B preferred stock. We are also a party to a consulting agreement with RAS, under which we provide certain financial, accounting and other management consulting services to RAS, and also license to RAS a portion of the office space we lease in Dallas, Texas.

REAL ESTATE

         Through a number of wholly-owned subsidiaries, we previously engaged in the buying, holding, operating and disposing of real estate, notes secured by real estate and other similar investments. These activities were conducted through limited partnerships in which one of our subsidiaries was a general and/or limited partner. The other partner in each of these limited partnerships was an affiliate of The
Bernstein Companies, a real estate development firm based in Washington, D.C. Mr. Estrin, our Co-Chairman and Co-Chief Executive Officer, is a director of each of our development subsidiaries. Mr. Estrin is also the brother of Wilma
E. Bernstein and the brother-in-law of Stuart A. Bernstein, owners of The Bernstein Companies.

         In May 1999, a hotel and related property located in Washington, D.C. was sold by one of these limited partnerships to a third party. In connection with the sale, and pursuant to the terms of a letter agreement entered into with The Bernstein Companies, we sold our interests in the remaining limited partnerships and the stock of one of our real estate subsidiaries to affiliates of The Bernstein Company. As a result of these transactions, we received a total of $12 million, of which $11.4 million was in cash and $600,000 was evidenced by a one-year promissory note and a guaranty. The note was paid in full in May 2000.

ADDITIONAL INFORMATION

         We are not currently aware of any other business to be acted on at the meeting. However, if anyone properly presents other business for a vote at the meeting, including a motion to adjourn the meeting, your proxies will have authority to vote as they think best.

         Deloitte & Touche LLP served as our independent auditors for fiscal 2000, and will continue in that capacity for fiscal 2001. We do not expect that representatives of Deloitte & Touche LLP will attend the meeting.

         Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of preparing, assembling and mailing material in connection with this solicitation of proxies and may reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act requires directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. Based solely on our review of copies of the forms filed pursuant to Section 16(a) furnished to us, or written representations that no year-end Form 5 filings were required, we believe that our directors, executive officers and 10% owners complied with these filing requirements for fiscal 2000, except that United Equities Commodities Company, Momar Corporation and Moses Marx, which collectively owned more than 10% of certain of our securities at the beginning of fiscal 2000, increased their beneficial ownership of our equity securities during fiscal 2000 and subsequently sold and exchanged their securities in connection with our merger with Xetava, and did not furnish us a Form 4 reflecting these changes.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR NEXT YEAR

         Stockholders intending to submit names of nominees for election to our Board of Directors at any annual meeting must comply with Section 12A of our by-laws which requires, among other things, notice to our Corporate Secretary 45 days in advance of the meeting.

         Any stockholder proposal for our annual meeting in 2001 must be received by our Corporate Secretary by April 2, 2001. Any stockholder proposal must also follow the procedures described in Rule 14a-8 of the Securities Exchange Act.

         The address of our Corporate Secretary is 5910 North Central Expressway, Suite 1780, Dallas, Texas 75206.

                               By Order of the Board of Directors




                               Robert H. Stone
                               SECRETARY

Dallas, Texas
July 28, 2000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               AVATEX CORPORATION

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVATEX
          CORPORATION FOR AN ANNUAL MEETING OF STOCKHOLDERS ON TUESDAY,
                              SEPTEMBER 19, 2000.

The owner of the shares of Class A Common Stock, par value $.01 per share, of Avatex Corporation represented by this Proxy hereby appoints Abbey J. Butler and Melvyn J. Estrin, or either of them, Proxies to vote at Avatex Corporation's Annual Meeting of Stockholders being held at the offices of Weil, Gotshal & Manges LLP, 1615 L Street N.W., Suite 700, Washington, D.C., at 10:00 a.m., local time, on September 19, 2000, and any adjournment or postponement thereof, on the matters referred to on the opposite side of this card, as well as any other matters which may properly come before the annual meeting, in accordance with, and as more fully described in, the Notice of Annual Meeting of Stockholders and the Proxy Statement.

The Proxies will vote your shares of Common Stock in accordance to your directions on this card. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES OF COMMON STOCK IN ACCORDANCE WITH THE RECOMMENDATIONS OF AVATEX'S BOARD OF DIRECTORS.

             Please sign on the opposite side and return the proxy card in the accompanying envelope.

                          (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------

                                       VOTE BY INTERNET - www.proxyvote.com
                                       Use the Internet to transmit your voting
AVATEX CORPORATION                     instructions and for electronic delivery
C/O PROXY SERVICES                     of information. Have your proxy card in
P.O. BOX 9141                          hand when you access the web site. You
FARMINGDALE, NY 11735                  will be prompted to enter your 12-digit
                                       Control Number which is located below to obtain your records and create an electronic voting instruction form.

                                       VOTE BY MAIL -
                                       Mark, sign and date your proxy card
                                       and return it in the postage-paid
                                       envelope we've provided or return to
                                       Avatex Corporation c/o ADP, 51 Mercedes
                                       Way, Edgewood, NY 11717.












TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      / /                  AVATEX     KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

-----------------------------------------------------------------------------------------------------------------------------------
AVATEX CORPORATION

    AVATEX'S BOARD OF DIRECTORS RECOMMENDS A
    VOTE "FOR" PROPOSALS 1 AND 2.

    1.  Election of directors to hold office until the annual             For  Withhold  For All    To withhold authority to vote,
        meeting of stockholders of Avatex Corporation in 2003:            All     All    Except     mark "For All Except" and write
                                                                                                    the nominee's number on the
    NOMINEES: 01) Hyman H. Frankel, 02) Fred S. Katz and                  / /     / /      / /      line below.
              03) Charles C. Pecarro
                                                                                                    -------------------------------
    VOTE ON PROPOSAL

    2.  In the Proxies' discretion, upon any other matters which may properly come before the               FOR   AGAINST   ABSTAIN
        meeting or any adjournment or postponement thereof.
                                                                                                            / /     / /       / /
    THE OWNER OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY REVOKES ANY PROXY PREVIOUSLY
    GIVEN AND ACKNOWLEDGES RECEIPT OF WRITTEN NOTICE OF, AND THE PROXY STATEMENT FOR, THE
    ANNUAL MEETING OF STOCKHOLDERS OF AVATEX CORPORATION.

    PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS ABOVE AND MAIL IT IN THE ENCLOSED ENVELOPE.
    IF SHARES OF COMMON STOCK ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN.
    EXECUTORS, ADMINISTRATORS, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD ADD THEIR TITLES.

    -----------------------------------------------              -----------------------------------------------

    -----------------------------------------------              -----------------------------------------------
    Signature [PLEASE SIGN WITHIN BOX]       Date                Signature (Joint Owners)                 Date
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